EXHIBIT 2.2

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT dated as of August     , 2004 (as the same may be amended from time to time, this “Agreement”) among ARM Holdings plc, a public limited company organized under the laws of England and Wales (“Parent”) and the undersigned holder of Company Stock (the “Stockholder”) of Artisan Components, Inc., a Delaware corporation (the “Company”).

WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended from time to time, the “Merger Agreement”) with the Company, Parent has required that the Stockholder, and the Stockholder has agreed to, enter into this Agreement with respect to any and all shares of Company Stock beneficially owned by the Stockholder on the date of this Agreement and any and all additional shares of Company Stock with respect to which the Stockholder becomes the beneficial owner (including, but not limited to, whether by purchase, by the exercise of Company Stock Options, by the exercise of time or otherwise) (collectively, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01. Voting Agreement. The Stockholder hereby agrees to vote or exercise its right to consent with respect to all Shares the Stockholder is entitled to vote at the time of any vote or action by written consent to adopt the Merger Agreement and any actions in furtherance thereof at any meeting of the stockholders of the Company, and at any adjournment of any such meeting, at which the Merger Agreement, and such other actions, are submitted for the consideration and vote of the stockholders of the Company. The Stockholder hereby further agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval or adoption of any (i) Acquisition Proposal, or (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company. For the sake of clarity and notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement shall obligate or require the Stockholder to exercise any unexercised Company Stock Option held by the Stockholder.

Section 1.02. Irrevocable Proxy. The Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, the Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize that voting power in the manner contemplated by Section 1.01 above with respect to the Shares. The proxy granted by the Stockholder pursuant to this Article 1 is irrevocable (except as provided in the following sentence) and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by the Stockholder shall only be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder represents and warrants to Parent as follows:

Section 2.01. Organization; Authorization. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated by this Agreement are within the Stockholder’s powers and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding Agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as that enforceability may be limited by laws relating to bankruptcy, insolvency and creditors’ rights generally and by general equitable principles. If the Stockholder is married and the Shares set forth on the signature page to this Agreement opposite the Stockholder’s name constitute community property under applicable laws, the Stockholder’s spouse has consented to this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the Stockholder signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02. Non-Contravention; Required Filings and Consents. The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any applicable law, rule, regulation, judgment, injunction, order or decree applicable to the Stockholder or by which the Stockholder or any of the Stockholder’s assets or properties is bound or affected, (ii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Stockholder is entitled under any provision of any agreement or other instrument binding on the Stockholder or (iii) result in the imposition of any Lien on any of the Stockholder’s assets, in the case of each of

(ii) and (iii) that, individually or in the aggregate, would reasonably be expected to impair the Stockholder’s ability to consummate the transactions contemplated by this Agreement in any material respect. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for either the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement.

Section 2.03. Ownership of Shares. The Stockholder is the beneficial owner of the Shares (the number of which are beneficially owned by the Stockholder as of the date of this Agreement is set forth opposite the Stockholder’s name on the signature page to this Agreement), free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or transfer the Shares, except for any applicable restrictions on transfer under applicable securities laws or under this Agreement and except for applicable community property laws). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of those Shares.

Section 2.04. Total Shares. Except for the Shares set forth opposite the Stockholder’s name on the signature pages to this Agreement, the Stockholder does not beneficially own, on and as of the date of this Agreement, any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on the Stockholder’s behalf.

Section 2.06. No Litigation or Orders. There is (a) no action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity or, to the Stockholder’s actual knowledge, threatened against, and (b) no judgment, decree or order against, (i) the Stockholder, or (ii) to the Stockholder’s actual knowledge any of (A) the Stockholder’s affiliates, (B) any of the Stockholder’s or his affiliates respective properties, (C) any of the Stockholder’s or his affiliates officers or directors (in the case of a corporate entity (in their capacities as such)), or (D) any of the Stockholder’s or his affiliates respective partners (in the case of a partnership), in the case of each of (i) and (ii) that, individually or in the aggregate, would reasonably be expected to impair the Stockholder’s ability to consummate the transactions contemplated by this Agreement in any material respect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

The Parent hereby represents and warrants to the Stockholder as follows:

Section 3.01. Authorization. Parent has all requisite company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary company action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as that enforceability may be limited by laws relating to bankruptcy, insolvency and creditors’ rights generally and by general equitable principles.

ARTICLE 4

COVENANTS OF STOCKHOLDER

The Stockholder hereby covenants and agrees that:

Section 4.01. No Proxies for or Transfers of Shares. Except pursuant to the express terms and conditions of this Agreement, the Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Shares, (ii) Transfer (as defined in Section 5.11) any of the Shares, (iii) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations under this Agreement or the transactions contemplated to be performed by the Stockholder under this Agreement or (iv) seek or solicit, or agree or commit to do, any of the foregoing; provided, however, that (A) the Stockholder may Transfer, and take all reasonably necessary action with respect to the Transfer of, any of the Shares in connection with the exercise (cashless or otherwise) of Company Stock Options in an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by that Stockholder in connection with that exercise, (B) the Stockholder may Transfer Shares to a family member or trust for estate planning purposes, provided the transferee has agreed in writing to be bound by the terms of this Agreement (including by granting a proxy as contemplated hereby) and to hold such Shares subject to all the terms and provisions of this Agreement, (c) the Stockholder may transfer Shares to a personal representative or executor of the Stockholder in the event of his death, and (d) the Stockholder may Transfer Shares pursuant to, and in accordance with, the terms of the Stockholder’s 10b5-1 plan or arrangement with the Company, if any, as in effect as of the date of this Agreement. Any attempted Transfer in violation of this Section shall be null and void.

Section 4.02. Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights (including, but not limited to, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any of the Shares that may arise with respect to the Merger or any of the other transactions contemplated by the Merger Agreement.

Section 4.03. Stop Transfer Order. In furtherance of this Agreement, the Stockholder shall and hereby does authorize Parent to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of the Shares and that this Agreement places limits on the voting and Transfer of the Shares; provided, however, that each such notification to the Company’s transfer agent in accordance with this Section 4.04 shall provide that the relevant stop transfer restriction shall not limit the exercise by the Stockholder of the Stockholder’s Options, or the Transfer of Shares in compliance with the proviso contained in Section 4.01.

Section 4.04. Directors And Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder from acting in the Stockholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company) or voting in the Stockholder’s sole discretion on any matter other than those matters referred to in Section 4.01.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission, but not electronic mail transmission) and shall be given, if to Parent, to:

ARM Holdings plc

110 Fulbourn Road

Cambridge CB1 9NJ, England

Attention: Warren East, Chief Executive Officer

Facsimile No.: +44 1223 400410

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

Attention: John Amorosi

Facsimile No.: (650) 752-2116

              (212) 450-3010

if to the Stockholder, to:

the name or address set forth for the Stockholder on the signature page to this Agreement.

with a copy to:

Wilson Sonsini Goodrich & Rosati

One Market, Spear Tower, Suite 3300

San Francisco, California

94105 Attention: Steve Camahort

Facsimile No.: (415) 947-2099

or to any other address or facsimile number that such party may hereafter specify for the purpose by notice to the other parties. All of those notices, requests and other communications shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by an internationally recognized courier service, but only in each case if receipt occurs on such day before 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 5.02. Further Assurances. Parent and the Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or, in the reasonable opinion of Parent, advisable under applicable laws and regulations, to make effective the covenants and agreements made by the Stockholders hereunder.

Section 5.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, that amendment or waiver is in writing and is signed, in the case of an amendment, by Parent and the Stockholder, or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement (and the proxy granted pursuant hereto) shall terminate and be of no further force and effect on the date and time that is the earlier of (a) the termination of the Merger Agreement pursuant to Article 10 thereof, or (b) the Effective Time of the Merger in accordance with the terms and conditions of the Merger Agreement.

Section 5.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring that cost or expense.

Section 5.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that, except as specifically provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent without the consent of the Stockholder. The Stockholder agrees that this Agreement and the Stockholder’s obligations under this Agreement shall attach to the Shares and shall be binding upon any Person to which legal or beneficial ownership of those Shares shall pass, whether by operation of law or otherwise, including, but not limited to, the Stockholder’s heirs, guardians, administrators or successors.

Section 5.06. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflict of laws principles.

Section 5.07. Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of those courts (and of the appropriate appellate courts from those courts) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 5.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures on those counterparts were upon the same instrument. This Agreement shall become effective when each party shall have received counterparts of this Agreement that signed by all of the other parties.

Section 5.09. . Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to their subject matter, and this Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 5.10 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.11. Specific Performance. The parties agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, if any provision of this Agreement is not performed in accordance with its terms or otherwise breached and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

Section 5.12. Defined Terms; Pronouns. (a) Any capitalized term that is used, but not defined, in this Agreement shall have the meaning assigned to that term in the Merger Agreement. “Transfer” means (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer any Shares or any participation or interest in any Shares, whether directly or indirectly, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of any Shares or any participation or interest in any Shares or any agreement or commitment to do any of the foregoing.

(b) Whenever the context in this Agreement may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

ARM HOLDINGS plc

By:
Name:
Title:

Shares of Company Stock

Name:

Address: